Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2020 Results
Both Brands Generated Positive Adjusted EBITDA during Quarter
Company Generated Net Cash Provided by Operations of $24.5 Million during Quarter
Sequential Improvement in Comparable Restaurant Sales Trend Extended through July

DALLAS, Texas – (Business Wire) – August 5, 2020 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week second quarter 2020, which ended on June 28, 2020 and provided a business update related to current operations.

Fiesta President and Chief Executive Officer Richard Stockinger said, "We are pleased with our sequential improvement in comparable restaurant sales at both brands, which continued into July. Comp sales run rates at both brands improved from June to July by 350 basis points or more. These encouraging trends have been achieved despite the fact that we operate in Florida and Texas, two of the more challenged states in terms of COVID outbreaks, which drove our decision to again close our dining rooms as of July 12, 2020. As we continue to prioritize the well-being of our team members and guests during this pandemic, we believe we are also evolving to a better business model that is easier and safer for our consumers including expanded delivery options, new curbside and pick-up capabilities, and a much-enhanced online ordering experience. Our new app, developed by BottleRocket, went live for Pollo Tropical in late July and will go live for Taco Cabana in September."

"We also continued to make progress on improving our financial position and liquidity during the quarter. In addition to securing an amendment to our senior credit facility that we believe provides us adequate covenant cushion and liquidity, we generated positive Adjusted EBITDA at both brands for the quarter and also generated net cash provided by operating activities of $24.5 million through better working capital management and positive Adjusted EBITDA from both brands. Since the beginning of the COVID crisis, we have significantly reduced our revolving credit facility(1) and net revolver debt balances(2). At current sales trends, we believe we will continue to improve liquidity."

Mr. Stockinger concluded, "We are proud of our operations team that has continued to keep our restaurants operating safely during this crisis while improving operations efficiency. In the second half of the year, we expect to see the accelerating effects of our off-premise initiatives as they gain traction, including curbside capabilities and our new apps at both brands. We are optimistic about our future and our ability to continue evolving our business model to meet changing market conditions and consumer needs in order to allow our customers to enjoy our brands safely and conveniently across all channels—however the guest chooses."

________

(1)	Outstanding revolving credit facility balance plus outstanding letters of credit.

(2)
We define net revolver debt as outstanding revolving credit facility borrowings plus outstanding letters of credit less unrestricted cash. Net revolver debt is a non-GAAP measure which we believe assists investors in understanding of our management of our overall liquidity and financial flexibility.

Second Quarter 2020 Financial Summary

•	Total revenues decreased 28.9% to $121.9 million in the second quarter of 2020 from $171.4 million in the second quarter of 2019;

•	Comparable restaurant sales at Pollo Tropical decreased 31.6%;

•	Comparable restaurant sales at Taco Cabana decreased 19.2%;

•
Net loss of $8.3 million, or $0.33 per diluted share, in the second quarter of 2020 compared to net loss of $43.4 million, or $1.62 per diluted share, in the second quarter of 2019, which included the unfavorable impact of $46.5 million, or $1.73 per diluted share, related to a non-cash impairment of goodwill;

•
Adjusted net loss (a non-GAAP financial measure) of $2.9 million, or $0.11 per diluted share, in the second quarter of 2020, compared to adjusted net income of $5.7 million, or $0.21 per diluted share, in the second quarter of 2019 (see non-GAAP reconciliation table below);

•	Adjusted EBITDA for Pollo Tropical of $5.0 million in the second quarter of 2020 compared to $14.6 million in the second quarter of 2019;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical of $10.3 million, or 16.3% of Pollo Tropical restaurant sales, in the second quarter of 2020 compared to $21.4 million, or 23.1% of Pollo Tropical restaurant sales, in the second quarter of 2019 (see non-GAAP reconciliation table below);

•	Adjusted EBITDA for Taco Cabana of $2.7 million in the second quarter of 2020 compared to $4.1 million in the second quarter of 2019;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Taco Cabana of $7.3 million, or 12.6% of Taco Cabana restaurant sales, in the second quarter of 2020 compared to $9.5 million, or 12.1% of Taco Cabana restaurant sales, in the second quarter of 2019 (see non-GAAP reconciliation table below); and

•
Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $7.7 million in the second quarter of 2020 compared to Consolidated Adjusted EBITDA of $18.8 million in the second quarter of 2019 (see non-GAAP reconciliation table below).

Second Quarter 2020 and Fiscal July Comparable Restaurant Sales Summary

	Fiscal April	Fiscal May	Fiscal June	Second Quarter 2020	Fiscal July
Pollo Tropical	-49.2%	-27.9%	-17.8%	-31.6%	-13.8%
Taco Cabana	-26.2%	-14.5%	-18.0%	-19.2%	-14.4%

•
Due to ongoing uncertainty and volatility surrounding the COVID-19 pandemic and guidelines, effective July 12, 2020, we closed all of our dining rooms until further notice to ensure team member and guest safety. We continue to operate our restaurants for drive-thru, delivery and pick up, and we are accelerating efforts to better enable our customers to enjoy our brands safely and conveniently across all channels—wherever and whenever they choose.

Cash and Liquidity

•
At the end of the second quarter of 2020, we had $101.4 million in cash and $148.5 million in debt, which includes $146.5 million outstanding under our amended senior credit facility and $2.0 million in capital lease obligations.

•
As previously announced, we completed the amendment to our senior credit facility on July 10, 2020. Under this amendment, our available revolving credit borrowings under the amended senior credit facility will be reduced from $150 million to $95 million in a phased reduction beginning with a $30 million permanent reduction at the closing of the amendment on July 10, 2020, a $15 million reduction in the fourth quarter of 2020, and a $10 million reduction in the first quarter of 2021. We repaid borrowings under our amended senior credit facility as follows: $30.0 million on July 10, 2020, pursuant to the terms of the amended senior credit facility, and an additional $62.5 million through July 31, 2020. On July 31, 2020, there were $54.0 million in outstanding revolving credit borrowings under our amended senior credit facility. In addition, as of July 31, 2020, we were current on all lease obligations.

•
We have aggressively cut our capital expenditure budget for 2020. Capital expenditures in the first half of 2020 totaled $8.7 million compared to $21.7 million in the first half of 2019. 2020 full year capital expenditures will not exceed $22.0 million.

•
From the beginning of the COVID-19 pandemic in mid-March through late July, we significantly reduced our total debt, revolving credit facility and net revolver debt(3) balances. On March 18, 2020, we had a total debt balance of $148.4 million, an outstanding revolving credit facility balance (including letters of credit) of $149.9 million and net revolver debt(3) of $74.4 million. As of July 31, 2020, our total debt balance was $56.0 million, our outstanding revolving credit facility balance (including letters of credit) was $57.5 million and our net revolver debt (3) was $48.4 million.

•
Working capital efficiency has been significantly improved as a result of vendor payment term extensions and pricing renegotiations, which contributed to cash flows from operations of $24.5 million during the second quarter of 2020. We believe that a significant portion of the improvement in working capital efficiency represent sustainable improvements in cash flow. We are also marketing 16 owned properties for sale or sale-leaseback, which are expected to result in cash flow increases, although there can be no assurance that any such sales or sale-leaseback transactions will be consummated.

Second Quarter 2020 Brand Results

Total Pollo Tropical restaurant sales decreased 31.7% to $63.3 million in the second quarter of 2020 compared to $92.6 million in the second quarter of 2019 primarily due to a comparable restaurant sales decrease of 31.6%. Comparable restaurant sales for Pollo Tropical accelerated significantly through the second quarter, from a decrease of 49.2% in April to a decrease of 17.8% in June. Off premise sales consisting of online, catering, and delivery orders comprised 11.5% of total restaurant sales in the second quarter of 2020 compared to 4.0% of total restaurant sales in the second quarter of 2019.

Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant sales by approximately 20 basis points. The decrease in comparable restaurant sales resulted from a 38.2% decrease in comparable restaurant transactions and a 6.6% increase in the net impact of pricing and product/channel mix. The increase in pricing and product/channel mix was driven primarily by increases in delivery and drive-thru average check and sales channel penetration, and menu price increases of 0.2%.

Adjusted EBITDA for Pollo Tropical decreased to $5.0 million in the second quarter of 2020 from $14.6 million in the second quarter of 2019. The decrease was primarily due to the impact of lower comparable restaurant sales. Cost of sales, restaurant wages, rent expense, and other restaurant operating expenses increased as a percentage of restaurant sales—driven in large part by the impact of lower comparable restaurant sales. This was partially offset by lower advertising expense. Pollo Tropical incurred incremental costs related to COVID-19 of $1.6 million for the quarter including special incentive pay, quarantine pay, and costs related to masks and sanitizer. In order to support the community, Pollo Tropical also offered additional discounts to first responders and healthcare workers and free kids meals due to school cancellations during the second quarter. Restaurant wages and related expenses increased as a percentage of restaurant sales as a result of COVID-19 incentives and quarantine pay. Driven by efficiency initiatives, management and hourly wage costs as a percentage of sales improved compared to last year by 0.9% (excluding COVID-19 incentives and quarantine pay).

Taco Cabana restaurant sales decreased 25.4% to $58.3 million in the second quarter of 2020 from $78.1 million in the second quarter of 2019 due primarily to a comparable restaurant sales decrease of 19.2% along with a decrease in sales related to closed restaurants. Comparable restaurant sales for Taco Cabana improved through the second quarter, from a decrease of 26.2% in April to a decrease of 18.0% in June. Off premise sales consisting of online, catering, and delivery orders comprised 8.0% of total restaurant sales in the second quarter of 2020 compared to 3.7% of total restaurant sales in the second quarter of 2019. The decrease in comparable restaurant sales resulted from a 29.0% decrease in comparable restaurant transactions and a 9.8% increase in the net impact of product/channel mix. The increase in product/channel mix was driven primarily by increases in drive-thru and delivery sales channel penetration and growth in average check for drive-thru versus last year due in part to an increase in transactions that include alcohol.

Adjusted EBITDA for Taco Cabana decreased to $2.7 million from $4.1 million in the second quarter of 2019. The decrease was primarily due to the impact of lower comparable restaurant sales. Restaurant wages, rent expense and other operating expenses increased as a percentage of Taco Cabana restaurant sales—driven in large part by the impact of lower comparable restaurant sales. This was partially offset by lower cost of sales as a percentage of restaurant sales and advertising expense. Taco Cabana incurred incremental costs related to COVID-19 of $1.8 million for the quarter including special incentive pay, quarantine pay, and costs related to masks and sanitizer. In order to support the community, Taco Cabana also offered additional discounts to first responders and healthcare workers and free kids meals due to school cancellations during the second quarter. Restaurant wages and related expenses increased as a percentage of restaurant sales as a result of COVID-19 incentives and quarantine pay. Driven by efficiency initiatives, management and hourly wage costs as a percentage of sales improved compared to last year by 2.1% (excluding COVID-19 incentives and quarantine pay).
________

(3)
Total debt is comprised of capital lease obligations of $2.0 million as of March 18, 2020 and July 31, 2020 and outstanding revolving credit facility borrowings. We define net revolver debt as outstanding revolving credit facility borrowings plus outstanding letters of credit less unrestricted cash balance, which were $146.4 million, $3.5 million and $75.5 million, respectively, as of March 18, 2020 and $54.0 million, $3.5 million and $9.1 million, respectively, as of July 31, 2020. Net revolver debt is a non-GAAP measure which we believe assists investors in understanding of our management of our overall liquidity and financial flexibility.

Restaurant Portfolio

As of June 28, 2020, there were 141 Company-owned Pollo Tropical restaurants, 146 Company-owned Taco Cabana restaurants, 33 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, Panama, Guyana, Ecuador and the Bahamas, and seven franchised Taco Cabana restaurants in the U.S.

Investor Conference Call Today

We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 631-891-4304. A replay will be available after the call until Wednesday, August 12, 2020 and can be accessed by dialing 412-317-6671. The passcode is 10010440. The conference call will also be webcast live from the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives designed to strengthen our liquidity and cash position, including those related to working capital efficiency initiatives and sales of real property, our investments in strategic and sales building initiatives, including those relating to advertising and marketing, operations improvements, menu development and simplification, digital ordering and online sales, catering and third-party delivery and the impact of the recent COVID-19 outbreak and our initiatives designed to respond to the COVID-19 outbreak on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JUNE 28, 2020 AND JUNE 30, 2019
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Six Months Ended (a)
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Revenues:
Restaurant sales	$121,547	$170,713	$267,633	$335,894
Franchise royalty revenues and fees	321	668	934	1,339
Total revenues	121,868	171,381	268,567	337,233
Costs and expenses:
Cost of sales	37,807	53,758	84,083	104,268
Restaurant wages and related expenses (b)	33,747	45,766	74,242	90,802
Restaurant rent expense	11,279	11,898	22,618	23,643
Other restaurant operating expenses	18,989	22,513	40,500	44,276
Advertising expense	2,143	5,883	7,926	11,404
General and administrative expenses (b)(c)	12,288	13,496	26,672	28,567
Depreciation and amortization	9,565	9,807	18,995	19,355
Pre-opening costs	—	385	69	786
Impairment and other lease charges (d)	2,285	1,751	6,518	1,413
Goodwill impairment (e)	—	46,485	—	46,485
Closed restaurant rent, net of sublease income (f)	1,830	1,335	3,462	2,759
Other expense (income), net (g)	784	154	1,692	856
Total operating expenses	130,717	213,231	286,777	374,614
Loss from operations	(8,849)	(41,850)	(18,210)	(37,381)
Interest expense	1,237	967	2,198	2,201
Loss before income taxes	(10,086)	(42,817)	(20,408)	(39,582)
Provision for (benefit from) income taxes (h)	(1,743)	623	(4,748)	1,569
Net loss	$(8,343)	$(43,440)	$(15,660)	$(41,151)
Earnings (loss) per common share:
Basic	$(0.33)	$(1.62)	$(0.62)	$(1.53)
Diluted	(0.33)	(1.62)	(0.62)	(1.53)
Weighted average common shares outstanding:
Basic	25,267,404	26,807,068	25,393,325	26,825,286
Diluted	25,267,404	26,807,068	25,393,325	26,825,286

(a)
The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three- and six-month periods ended June 28, 2020 and June 30, 2019 each included 13 and 26 weeks, respectively.

(b)
Restaurant wages and related expenses include stock-based compensation of $69 and $16 for the three months ended June 28, 2020 and June 30, 2019, respectively, and $105 and $43 for the six months ended June 28, 2020 and June 30, 2019, respectively. General and administrative expenses include stock-based compensation expense of $959 and $719 for the three months ended June 28, 2020 and June 30, 2019, respectively, and $1,735 and $1,484 for the six months ended June 28, 2020 and June 30, 2019, respectively.

(c)	See notes (g) and (h) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(d)	See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(e)	See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(f)	See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(g)	See note (f) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(h)	See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 28, 2020	December 29, 2019

Assets
Cash	$101,375	$13,413
Other current assets	38,986	25,870
Property and equipment, net	187,928	211,944
Operating lease right-of-use assets	257,654	251,272
Goodwill	56,307	56,307
Other assets	8,134	9,835
Total assets	$650,384	$568,641

Liabilities and Stockholders' Equity
Current liabilities	$79,097	$63,620
Long-term debt, net of current portion	148,233	76,823
Operating lease liabilities	264,157	256,798
Deferred tax liabilities	7,866	4,759
Other non-current liabilities	10,343	8,405
Total liabilities	509,696	410,405
Stockholders' equity	140,688	158,236
Total liabilities and stockholders' equity	$650,384	$568,641

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Segment revenues:
Pollo Tropical	$63,438	$93,058	$149,563	$184,539
Taco Cabana	58,430	78,323	119,004	152,694
Total revenues	$121,868	$171,381	$268,567	$337,233

Change in comparable restaurant sales (a):
Pollo Tropical	(31.6)%	(1.3)%	(19.5)%	(1.9)%
Taco Cabana	(19.2)%	(3.0)%	(16.4)%	(1.8)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$461	$677	$1,076	$1,347
New restaurants (c)	369	452	857	887
Total Company-owned (d)	458	662	1,067	1,316
Taco Cabana
Comparable restaurants (b)	$399	$476	$809	$935
New restaurants (c)	435	482	740	920
Total Company-owned (d)	399	476	806	933

Income (loss) before income taxes:
Pollo Tropical	$(5,186)	$6,918	$(7,013)	$12,874
Taco Cabana	(4,900)	(49,735)	(13,395)	(52,456)

Adjusted EBITDA:
Pollo Tropical	$4,993	$14,646	$13,773	$28,963
Taco Cabana	2,672	4,120	1,765	7,015

Restaurant-level Adjusted EBITDA (e):
Pollo Tropical	$10,338	$21,432	$25,772	$42,601
Taco Cabana	7,313	9,479	12,597	18,943

(a)	Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.

(b)
Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.

(c)
New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.

(d)
Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(e)
Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Company-owned restaurant openings:
Pollo Tropical	—	1	—	1
Taco Cabana	—	1	1	3
Total new restaurant openings	—	2	1	4

Company-owned restaurant closings:
Pollo Tropical	—	—	(1)	—
Taco Cabana	—	—	(19)	—
Net change in restaurants	—	2	(19)	4

Number of Company-owned restaurants:
Pollo Tropical	141	140	141	140
Taco Cabana	146	165	146	165
Total Company-owned restaurants	287	305	287	305

Number of franchised restaurants:
Pollo Tropical	33	31	33	31
Taco Cabana	7	8	7	8
Total franchised restaurants	40	39	40	39

Total number of restaurants:
Pollo Tropical	174	171	174	171
Taco Cabana	153	173	153	173
Total restaurants	327	344	327	344

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	June 28, 2020		June 30, 2019
Pollo Tropical:		(a)		(a)
Restaurant sales	$63,292		$92,620
Cost of sales	20,321	32.1%	29,318	31.7%
Restaurant wages and related expenses	15,108	23.9%	21,290	23.0%
Restaurant rent expense	5,660	8.9%	5,495	5.9%
Other restaurant operating expenses	10,714	16.9%	11,900	12.8%
Advertising expense	1,178	1.9%	3,189	3.4%
Depreciation and amortization	5,233	8.3%	5,376	5.8%
Pre-opening costs	—	—%	153	0.2%
Impairment and other lease charges	1,932	3.1%	52	0.1%
Closed restaurant rent expense, net of sublease income	671	1.1%	1,039	1.1%

Taco Cabana:
Restaurant sales	$58,255		$78,093
Cost of sales	17,486	30.0%	24,440	31.3%
Restaurant wages and related expenses	18,639	32.0%	24,476	31.3%
Restaurant rent expense	5,619	9.6%	6,403	8.2%
Other restaurant operating expenses	8,275	14.2%	10,613	13.6%
Advertising expense	965	1.7%	2,694	3.4%
Depreciation and amortization	4,332	7.4%	4,431	5.7%
Pre-opening costs	—	—%	232	0.3%
Impairment and other lease charges	353	0.6%	1,699	2.2%
Goodwill impairment	—	—%	46,485	59.5%
Closed restaurant rent expense, net of sublease income	1,159	2.0%	296	0.4%

	Six Months Ended
	June 28, 2020		June 30, 2019
Pollo Tropical:		(a)		(a)
Restaurant sales	$149,013		$183,646
Cost of sales	48,052	32.2%	57,616	31.4%
Restaurant wages and related expenses	36,145	24.3%	42,443	23.1%
Restaurant rent expense	11,300	7.6%	10,916	5.9%
Other restaurant operating expenses	23,100	15.5%	23,858	13.0%
Advertising expense	4,682	3.1%	6,221	3.4%
Depreciation and amortization	10,511	7.1%	10,589	5.8%
Pre-opening costs	—	—%	239	0.1%
Impairment and other lease charges	5,628	3.8%	(327)	(0.2)%
Closed restaurant rent expense, net of sublease income	1,273	0.9%	2,183	1.2%

Taco Cabana:
Restaurant sales	$118,620		$152,248
Cost of sales	36,031	30.4%	46,652	30.6%
Restaurant wages and related expenses	38,097	32.1%	48,359	31.8%
Restaurant rent expense	11,318	9.5%	12,727	8.4%
Other restaurant operating expenses	17,400	14.7%	20,418	13.4%
Advertising expense	3,244	2.7%	5,183	3.4%
Depreciation and amortization	8,484	7.2%	8,766	5.8%
Pre-opening costs	69	0.1%	547	0.4%
Impairment and other lease charges	890	0.8%	1,740	1.1%
Goodwill impairment	—	—%	46,485	30.5%
Closed restaurant rent expense, net of sublease income	2,189	1.8%	576	0.4%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings (loss) attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Consolidated
June 28, 2020:
Net loss			$(8,343)
Benefit from income taxes			(1,743)
Loss before taxes	$(5,186)	$(4,900)	$(10,086)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,233	4,332	9,565
Impairment and other lease charges	1,932	353	2,285
Interest expense	625	612	1,237
Closed restaurant rent expense, net of sublease income	671	1,159	1,830
Other expense (income), net	644	140	784
Stock-based compensation expense in restaurant wages	27	42	69
Total non-general and administrative expense adjustments	9,132	6,638	15,770
General and administrative expense adjustments:
Stock-based compensation expense	523	436	959
Restructuring costs and retention bonuses	452	439	891
Digital and brand repositioning costs	72	59	131
Total general and administrative expense adjustments	1,047	934	1,981
Adjusted EBITDA	$4,993	$2,672	$7,665
Restaurant-level adjustments:
Add: Other general and administrative expense(1)	5,491	4,816	10,307
Less: Franchise royalty revenue and fees	146	175	321
Restaurant-level Adjusted EBITDA	$10,338	$7,313	$17,651

June 30, 2019:
Net loss			$(43,440)
Provision for income taxes			623
Income (loss) before taxes	$6,918	$(49,735)	$(42,817)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,376	4,431	9,807
Impairment and other lease charges	52	1,699	1,751
Goodwill impairment	—	46,485	46,485
Interest expense	480	487	967
Closed restaurant rent expense, net of sublease income	1,039	296	1,335
Other expense (income), net	148	6	154
Stock-based compensation expense in restaurant wages	4	12	16
Total non-general and administrative expense adjustments	7,099	53,416	60,515
General and administrative expense adjustments:
Stock-based compensation expense	351	368	719
Restructuring costs and retention bonuses	278	71	349
Total general and administrative expense adjustments	629	439	1,068
Adjusted EBITDA	$14,646	$4,120	$18,766
Restaurant-level adjustments:
Add: Pre-opening costs	153	232	385
Add: Other general and administrative expense(1)	7,071	5,357	12,428
Less: Franchise royalty revenue and fees	438	230	668
Restaurant-level Adjusted EBITDA	$21,432	$9,479	$30,911

Six Months Ended	Pollo Tropical	Taco Cabana	Consolidated
June 28, 2020:
Net loss			$(15,660)
Benefit from income taxes			(4,748)
Loss before taxes	$(7,013)	$(13,395)	$(20,408)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	10,511	8,484	18,995
Impairment and other lease charges	5,628	890	6,518
Interest expense	1,108	1,090	2,198
Closed restaurant rent expense, net of sublease income	1,273	2,189	3,462
Other expense (income), net	751	941	1,692
Stock-based compensation expense in restaurant wages	38	67	105
Total non-general and administrative expense adjustments	19,309	13,661	32,970
General and administrative expense adjustments:
Stock-based compensation expense	833	902	1,735
Restructuring costs and retention bonuses	452	439	891
Digital and brand repositioning costs	192	158	350
Total general and administrative expense adjustments	1,477	1,499	2,976
Adjusted EBITDA	$13,773	$1,765	$15,538
Restaurant-level adjustments:
Add: Pre-opening costs	—	69	69
Add: Other general and administrative expense(1)	12,549	11,147	23,696
Less: Franchise royalty revenue and fees	550	384	934
Restaurant-level Adjusted EBITDA	$25,772	$12,597	$38,369

June 30, 2019:
Net loss			$(41,151)
Provision for income taxes			1,569
Income (loss) before taxes	$12,874	$(52,456)	$(39,582)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	10,589	8,766	19,355
Impairment and other lease charges	(327)	1,740	1,413
Goodwill impairment	—	46,485	46,485
Interest expense	1,136	1,065	2,201
Closed restaurant rent expense, net of sublease income	2,183	576	2,759
Other expense (income), net	744	112	856
Stock-based compensation expense in restaurant wages	9	34	43
Total non-general and administrative expense adjustments	14,334	58,778	73,112
General and administrative expense adjustments:
Stock-based compensation expense	928	556	1,484
Restructuring costs and retention bonuses	827	137	964
Total general and administrative expense adjustments	1,755	693	2,448
Adjusted EBITDA	$28,963	$7,015	$35,978
Restaurant-level adjustments:
Add: Pre-opening costs	239	547	786
Add: Other general and administrative expense(1)	14,292	11,827	26,119
Less: Franchise royalty revenue and fees	893	446	1,339
Restaurant-level Adjusted EBITDA	$42,601	$18,943	$61,544
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	June 28, 2020				June 30, 2019
	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Loss	Diluted EPS	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$(10,086)	$(1,743)	$(8,343)	$(0.33)	$(42,817)	$623	$(43,440)	$(1.62)
Adjustments:
Non-general and administrative expense adjustments:
Deferred tax asset valuation allowance (b)	—	(971)	971	0.04	—	—	—	—
Impairment and other lease charges (c)	2,285	546	1,739	0.07	1,751	436	1,315	0.05
Goodwill impairment (d)	—	—	—	—	46,485	—	46,485	1.73
Closed restaurant rent expense, net of sublease income (e)	1,830	437	1,393	0.06	1,335	333	1,002	0.04
Other expense (income), net (f)	784	187	597	0.02	154	38	116	—
Total non-general and administrative expense	4,899	199	4,700	0.19	49,725	807	48,918	1.82
General and administrative expense adjustments:
Restructuring costs and retention bonuses (g)	891	213	678	0.03	349	87	262	0.01
Digital and brand repositioning costs (h)	131	31	100	—	—	—	—	—
Total general and administrative expense	1,022	244	778	0.03	349	87	262	0.01
Adjusted - Non-GAAP	$(4,165)	$(1,300)	$(2,865)	$(0.11)	$7,257	$1,517	$5,740	$0.21

	(Unaudited)
	Six Months Ended
	June 28, 2020				June 30, 2019
	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Loss	Diluted EPS	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$(20,408)	$(4,748)	$(15,660)	$(0.62)	$(39,582)	$1,569	$(41,151)	$(1.53)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	1,603	(1,603)	(0.06)	—	—	—	—
Deferred tax asset valuation allowance (b)	—	(1,674)	1,674	0.07	—	—	—	—
Impairment and other lease charges (c)	6,518	1,558	4,960	0.20	1,413	352	1,061	0.04
Goodwill impairment (d)	—	—	—	—	46,485	—	46,485	1.73
Closed restaurant rent expense, net of sublease income (e)	3,462	827	2,635	0.10	2,759	687	2,072	0.08
Other expense (income), net (f)	1,692	404	1,288	0.05	856	213	643	0.02
Total non-general and administrative expense	11,672	2,718	8,954	0.35	51,513	1,252	50,261	1.87
General and administrative expense adjustments:
Restructuring costs and retention bonuses (g)	891	213	678	0.03	964	240	724	0.03
Digital and brand repositioning costs (h)	350	84	266	0.01	—	—	—	—
Total general and administrative expense	1,241	297	944	0.04	964	240	724	0.03
Adjusted - Non-GAAP	$(7,495)	$(1,733)	$(5,762)	$(0.23)	$12,895	$3,061	$9,834	$0.37

(a)
The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 23.9% and 24.9% for the periods ending June 28, 2020, and June 30, 2019, respectively. For fiscal years beginning January 1, 2018, our federal statutory tax rate is 21% as a result of the enactment of the Tax Cuts and Jobs Act (the "Act") in December 2017. For the six months ended June 28, 2020, we recorded a $1.8 million tax benefit related to prior year net operating losses as a result of a provision in the CARES Act that allows net operating losses from 2018–2020 to be carried back for five years.

(b)
We recorded an additional valuation allowance of $1.0 million and $1.7 million for the three and six months ended June 28, 2020, respectively, against deferred income tax assets where it was determined to be more likely than not that the deferred income tax assets will not be realized through the reversal of existing deferred tax liabilities.

(c)
Impairment and other lease charges for the three and six months ended June 28, 2020, consist of impairment charges of $1.6 million and $5.9 million, respectively, and other lease charges of $0.6 million. The impairment charges primarily relate to the write-down of assets held for sale to their fair value for the three and six months ended June 28, 2020 and two underperforming Taco Cabana restaurants and three underperforming Pollo Tropical restaurants that we continue to operate for the six months ended June 28, 2020. The other lease charges primarily relate to lease termination charges of $0.9 million for restaurant locations we decided not to develop, net of a gain from a lease termination of $(0.2) million.
Impairment and other lease charges for the three and six months ended June 30, 2019, primarily consist of impairment charges of $1.8 million and $2.2 million, respectively, and a lease charge recoveries benefit related to closed restaurant lease terminations of $(0.7) million for the six months ended June 30, 2019. The impairment charges primarily related to assets for three underperforming Taco Cabana restaurants that we continue to operate and equipment from previously impaired restaurants.

(d)	Goodwill impairment for the three and six months ended June 30, 2019 consists of a non-cash impairment charge to write down the value of goodwill for the Taco Cabana reporting unit.

(e)
Closed restaurant rent expense, net of sublease income for the three and six months ended June 28, 2020, primarily consists of closed restaurant lease costs of $3.0 million and $5.9 million, respectively, partially offset by sublease income of $(1.2) million and $(2.4) million, respectively. Closed restaurant rent expense, net of sublease income for the three and six months ended June 30, 2019, primarily consists of closed restaurant lease costs of $2.2 million and $4.4 million, respectively, partially offset by sublease income of $(0.9) million and $(1.6) million, respectively.

(f)
Other expense (income), net for the three and six months ended June 28, 2020, primarily consists of the write-off of site development costs of $0.6 million and costs for the removal, transfer, and storage of equipment from closed restaurants and other closure related costs of $0.2 million and $1.1 million, respectively. Other expense (income), net for the three and six months ended June 30, 2019, primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants of $0.2 million and $0.6 million, respectively.

(g)
Restructuring costs and retention bonuses for the three and six months ended June 28, 2020, include severance costs related to terminations in response to the COVID-19 pandemic. Restructuring costs and retention bonuses for the three and six months ended June 30, 2019, include severance costs related to eliminated positions.

(h)	Digital and brand repositioning costs for the three and six months ended June 28, 2020, include consulting costs related to repositioning the digital experience for our customers.